Exhibit 99.1

FOR IMMEDIATE RELEASE Company Contact: Karen VanDerBosch Chief Operating Officer & Chief Financial Officer MakeMusic, Inc. (952) 906-3690 kvanderbosch@makemusic.com	Investor Relations Contact: Harriet Fried / Jody Burfening LHA (212) 838-3777

MAKEMUSIC REPORTS SECOND QUARTER 2012 RESULTS

Technology, Rebranding and New Product Investments Position

MakeMusic for Future Opportunities

Minneapolis – August 7, 2012 – MakeMusic, Inc. (NASDAQ: MMUS), a world leader in music technology, announced financial results for the quarter ended June 30, 2012.

Chairman of the Board Robert Morrison commented, “We accomplished a great deal in the second quarter of 2012. Under the direction of our very capable leadership team, we are making steady progress with our important growth initiatives, including modernizing MakeMusic’s technology platform, enhancing our distribution and marketing, and expanding our range of products. As planned, 2012 is a year of investment for MakeMusic and we are positioning the company to take advantage of the many opportunities that new technologies are opening up in the field of music technology and music education.”

COO and CFO Karen VanDerBosch added, “Revenue rose 21% for the quarter. This is particularly notable without having the benefit of an annual release of our Finale® notation software. Development efforts are well underway towards a mid-2013 launch of a modernized Finale product that takes advantage of current technology and workflows. Our June introduction of Finale SongBook™, a free music app for iPad users, illustrates the way we are leveraging MakeMusic’s core technology and delivering exciting new solutions for musicians. Additionally, new branding and marketing efforts are being rolled out simultaneously with our new music dealer sales program that will provide a modern look and consistent brand message across all our product lines.”

Financial Results for the Quarter Ended June 30, 2012 Compared to the Quarter Ended June 30, 2011

•	Net revenues were $4.0 million, compared to $3.3 million.

•	Notation revenue was $2.1 million compared to $1.7 million. This includes $271,000 relating to Garritan product sales.

•	SmartMusic revenue was $1.9 million compared to $1.6 million.

•	Gross Profit was $3.5 million, or 86% of revenue, compared to $2.8 million, or 84% of revenue.

•

Operating expenses were $5.0 million compared to $3.1 million due to previously announced investments in our technology architecture and sales and marketing initiatives, as well as to legal expenses and costs associated with the departure of the company’s CEO in June 2012.

•	Net loss was $938,000, or $0.19 per basic and diluted share, compared to net loss of $305,000, or $0.06 per basic and diluted share.

Financial Results for the Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

•	Net revenues were $8.2 million, compared to $7.3 million.

•	Notation revenue was $4.4 million compared to $4.0 million. This includes $483,000 relating to Garritan product sales.

•	SmartMusic revenue was $3.8 million compared to $3.3 million.

•	Gross Profit was $7.0 million, or 85% of revenue, compared to $6.2 million, also 85% of revenue.

•

Operating expenses were $9.8 million, compared to $6.9 million due to previously announced investments in our technology architecture and sales and marketing initiatives, as well as to legal expenses and costs associated with the June 2012 departure of the company’s CEO.

•	Net loss was $1.8 million, or $0.36 per basic and diluted share, compared to net loss of $486,000, or $0.10 per basic and diluted share.

Cash and cash equivalents were $5.9 million compared to $9.3 million as of December 31, 2011. The decrease is attributable primarily to our technology and marketing investments.

Strategic Alternatives Review Process

The Special Committee appointed by MakeMusic’s Board of Directors is continuing to evaluate strategic alternatives including, but not limited to, the July 15, 2012 proposal from its largest shareholder, LaunchEquity Partners, LLC, other potential strategic transactions to realize the long-term value of the Company, or continuing as an independent, public company with the Company’s current growth plans. The Board and Special Committee believe that completing the strategic review process is one way to ensure that MakeMusic stockholders have the best opportunity to realize a full and fair value for their investment. The Special Committee has retained Lazard Middle Market LLC, a subsidiary of Lazard Ltd, to advise the Special Committee during the process and assist it in determining the course of action that it believes is in the best interests of MakeMusic and its shareholders. No assurance can be given as to whether this process will result in a proposed transaction, whether any transaction that may be proposed as a result of such process would be acceptable to the Company, the Special Committee and the Board, or whether any such proposed transaction will be announced or consummated.

Conference Call Information

The company will hold a conference call to review operating results for the quarter ended June 30, 2012, today, Tuesday, August 7, 2012, at 3:30 p.m. CDT / 4:30 p.m. EDT. To access the call, participants should call 866-625-0328 or 706-643-2088 and reference Conference ID #98334617. Two hours after the completion of the conference call, a digital recording will be available for replay by calling 855-859-2056 or 404-537-3406. The recording will be available through August 14, 2012.

About MakeMusic, Inc.

MakeMusic® , Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade and comment on student assignments. MusicXML™ is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Garritan™ sound libraries provide musicians with state-of-the-art virtual instruments with the playback quality of a live performance. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding: the opportunities created by technology upgrades; expected timing for future product offerings; the implementation of branding, marketing and sales efforts; and the Board’s evaluation of strategic alternatives. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) the ability of our management team to successfully implement growth initiatives for SmartMusic; (ii) market acceptance of our products; (iii) the impact of changing technology on our product upgrades; (iv) delays in finalizing and implementing product initiatives; (v) risks and uncertainties relating to a possible transaction and process of exploring strategic alternatives; and (vi) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.

Tables to Follow

MakeMusic, Inc.

Condensed Balance Sheets

(In thousands of U.S. dollars, except share data)

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$5,922	$9,296
Accounts receivable (net of allowance of $3 and $9 in 2012 and 2011, respectively)	1,312	1,539
Inventories	261	291
Deferred income taxes, net	2,338	2,338
Prepaid expenses and other current assets	512	362

Total current assets	10,345	13,826

Property and equipment, net	539	441
Capitalized software products, net	3,563	3,113
Finite life intangible assets	904	1,020
Goodwill	4,483	4,483
Deferred income taxes, net	1,030	57

Total assets	$20,864	$22,940

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$3	$4
Accounts payable	527	585
Accrued compensation	1,147	676
Other accrued expenses	935	508
Post contract support	125	125
Reserve for product returns	250	214
Current portion of deferred revenue	2,881	4,208

Total current liabilities	5,868	6,320

Capital lease obligations, net of current portion	8	—
Deferred revenue, net of current portion	115	123

Total liabilities	123	123

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 4,898,707 and 4,934,020 in 2012 and 2011, respectively	49	49
Additional paid-in capital	67,083	66,930
Accumulated deficit	(52,259)	(50,482)

Total shareholders’ equity	14,873	16,497

Total liabilities and shareholders’ equity	$20,864	$22,940

MakeMusic, Inc.

Condensed Statements of Operations

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	3 Months		6 Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Notation revenue	$2,118	$1,672	$4,389	$4,006
SmartMusic revenue	1,905	1,641	3,835	3,301

NET REVENUE	4,023	3,313	8,224	7,307

COST OF REVENUES	558	534	1,229	1,128

GROSS PROFIT	3,465	2,779	6,995	6,179

OPERATING EXPENSES:
Development expenses	1,829	1,085	3,485	2,300
Selling and marketing expenses	1,576	1,015	3,259	2,248
General and administrative expenses	1,571	989	3,054	2,097
Patent litigation expense	—	—	—	225

Total operating expenses	4,976	3,089	9,798	6,870

LOSS FROM OPERATIONS	(1,511)	(310)	(2,803)	(691)

Other, net	28	25	52	52

Net loss before income tax	(1,483)	(285)	(2,751)	(639)

Income tax expense (benefit)	(546)	20	(973)	(153)

Net loss	($938)	($305)	($1,778)	($486)

Loss per common share:
Basic and diluted	($0.19)	($0.06)	($0.36)	($0.10)

Weighted average common shares outstanding:
Basic and diluted	4,930,365	4,859,563	4,932,482	4,872,518

MakeMusic, Inc.

Condensed Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	6 Months
	Ended June 30,
	2012	2011
Cash flows from operating activities
Net loss	$(1,778)	$(486)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	689	548
Loss on disposal of asset	5	—
Deferred income taxes, net	(973)	(153)
Share based compensation	148	247
Net changes in operating assets and liabilities:
Accounts receivable	227	41
Inventories	30	41
Prepaid expenses and other current assets	(150)	(171)
Accounts payable	(58)	(196)
Accrued expenses and product returns	940	(652)
Deferred revenue	(1,335)	(876)

Net cash used in operating activities	(2,255)	(1,657)

Cash flows from investing activities
Purchases of property and equipment	(208)	(96)
Capitalized development and other intangibles	(907)	(299)

Net cash used in investing activities	(1,115)	(395)

Cash flows from financing activities
Proceeds from stock options exercised	—	28
Payments on redemption of stock options	—	(18)
Repurchase of common stock	—	(291)
Payments on capital leases	(4)	(22)

Net cash used in financing activities	(4)	(303)

Net decrease in cash and cash equivalents	(3,374)	(2,355)
Cash and cash equivalents, beginning of period	9,296	11,532

Cash and cash equivalents, end of period	$5,922	$9,177

Supplemental disclosure of cash flow information
Interest paid	$—	$1
Income taxes paid	70	1
Other non-cash investment and financing activities
Equipment acquired under capital lease	11	—